JOHNSON CONTROLS
                           NORTHERN NEW MEXICO, L.L.C.
                             RETIREMENT SAVINGS PLAN

                           (Effective October 1, 1997)

                                JOHNSON CONTROLS
                           NORTHERN NEW MEXICO, L.L.C.
                             RETIREMENT SAVINGS PLAN

                                Table of Contents
                                                                         Page

   ARTICLE I. NAME, PURPOSE AND EFFECTIVE DATE OF PLAN . . . . . . . . .  1

   ARTICLE II. DEFINITIONS AND CONSTRUCTION  . . . . . . . . . . . . . .  2
     Section 2.01.    Definitions. . . . . . . . . . . . . . . . . . . .  2
     Section 2.02.    Construction.  . . . . . . . . . . . . . . . . . .  8

   ARTICLE III. PARTICIPATION AND PARTICIPANT DEPOSITS AND CONTRIBUTIONS 10
     Section 3.01.    Participation. . . . . . . . . . . . . . . . . .   10
     Section 3.02.    Participant Deposits.  . . . . . . . . . . . . .   10
     Section 3.03.    Participant Contributions. . . . . . . . . . . .   15
     Section 3.04.    Payment of Participant Deposits and Participant
         Contributions to Trustee.   . . . . . . . . . . . . . . . . .   15
     Section 3.05.    Transfers of Employment. . . . . . . . . . . . .   15
     Section 3.06.    Status of Leased Employees.  . . . . . . . . . .   15
     Section 3.07.    Rollover Contributions.  . . . . . . . . . . . .   16
     Section 3.08.    Special Rules Applicable to Returning Veterans.    16

   ARTICLE IV. EMPLOYER CONTRIBUTIONS  . . . . . . . . . . . . . . . .   18
     Section 4.01.    Employer Contributions.  . . . . . . . . . . . .   18
     Section 4.02.    Funding Policy.  . . . . . . . . . . . . . . . .   23
     Section 4.03.    Maximum Annual Additions.  . . . . . . . . . . .   23

   ARTICLE V. INVESTMENT; PARTICIPANT'S ACCOUNTS . . . . . . . . . . .   25
     Section 5.01.    Establishment of Accounts. . . . . . . . . . . .   25
     Section 5.02.    Investment of Accounts.  . . . . . . . . . . . .   25
     Section 5.03.    Allocations to Employer Contributions Accounts.    25
     Section 5.04.    Valuation of Accounts. . . . . . . . . . . . . .   26
     Section 5.05.    Transfer of Account. . . . . . . . . . . . . . .   26
     Section 5.06.    Transfer to the Participant's Account. . . . . .   26
     Section 5.07.    Voting of Company Stock  . . . . . . . . . . . .   27

   ARTICLE VI. VESTING AND DISTRIBUTION OF ACCOUNTS UPON TERMINATION OF
                 EMPLOYMENT  . . . . . . . . . . . . . . . . . . . . .   28
     Section 6.01.    Vesting. . . . . . . . . . . . . . . . . . . . .   28
     Section 6.02.    Time and Form of Distributions.  . . . . . . . .   28
     Section 6.03.    Compliance with Code Section 401(a)(9).  . . . .   29
     Section 6.04.    Eligible Rollover Distributions. . . . . . . . .   29

   ARTICLE VII. WITHDRAWALS DURING EMPLOYMENT AND LOANS  . . . . . . .   31
     Section 7.01.    Hardship Withdrawals.  . . . . . . . . . . . . .   31
     Section 7.02.    Withdrawal After Age Fifty-Nine and One-Half.  .   32
     Section 7.03.    Withdrawal from Participant Contributions Account. 32
     Section 7.04.    Rollovers from Other Plans.  . . . . . . . . . .   33
     Section 7.05.    Miscellaneous. . . . . . . . . . . . . . . . . .   33

   ARTICLE VIII. PLAN ADMINISTRATION . . . . . . . . . . . . . . . . .   34
     Section 8.01.    Allocation of Responsibility Among Fiduciaries for Plan
         and Trust Administration.   . . . . . . . . . . . . . . . . .   34
     Section 8.02.    Benefits Administration Committee. . . . . . . .   34
     Section 8.03.    Use of Professional Services.  . . . . . . . . .   37
     Section 8.04.    Fees and Expenses. . . . . . . . . . . . . . . .   37
     Section 8.05.    Claims Procedure.  . . . . . . . . . . . . . . .   37
     Section 8.06.    Trustee's Responsibilities.  . . . . . . . . . .   38
     Section 8.07.    Fiduciary Insurance and Indemnification. . . . .   39
     Section 8.08.    Agent for Service of Process.  . . . . . . . . .   39
     Section 8.09.    Allocation of Fiduciary Responsibility.  . . . .   39
     Section 8.10.    Selection of Investment Managers.  . . . . . . .   40
     Section 8.11.    Liability for Breach of Co-Fiduciary.  . . . . .   40
     Section 8.12.    Communications.  . . . . . . . . . . . . . . . .   40

   ARTICLE IX. AMENDMENTS AND TERMINATION  . . . . . . . . . . . . . .   41
     Section 9.01.    Amendments and Termination.  . . . . . . . . . .   41

   ARTICLE X. MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .   42
     Section 10.01.   Non-Guarantee of Employment. . . . . . . . . . .   42
     Section 10.02.   Rights to Plan Assets. . . . . . . . . . . . . .   42
     Section 10.03.   Non-Recommendation of Investment.  . . . . . . .   42
     Section 10.04.   Indemnification of Benefits Administration
                       Committee.  . . . . . . . . . . . . . . . . . .   42
     Section 10.05.   Non-Alienation.  . . . . . . . . . . . . . . . .   43
     Section 10.06.   Facility of Payment. . . . . . . . . . . . . . .   43
     Section 10.07.   Transfers from Other Qualified Plans.  . . . . .   44
     Section 10.08.   Mergers, Consolidations and Transfers of Plan
                       Assets. . . . . . . . . . . . . . . . . . . . .   44
     Section 10.09.   Fiduciaries. . . . . . . . . . . . . . . . . . .   44
     Section 10.10.   Top-Heavy Restrictions.  . . . . . . . . . . . .   44


              ARTICLE I.  NAME, PURPOSE AND EFFECTIVE DATE OF PLAN

         The Plan, effective October 1, 1997, is intended to satisfy the requirements of Section 401(a) of the Internal Revenue Code applicable to qualified plans and the requirements of Section 401(k) of such Code relating to a "qualified cash or deferred arrangement." The purpose of the Plan is to offer eligible employees an opportunity and an incentive to provide financial security for themselves and their families through savings and investment on a tax-advantaged basis. The plan is a spin-off of a portion of the Johnson Controls World Services Retirement Savings Plan in connection with the formation of Johnson Controls Northern New Mexico, L.L.C. as a joint venture among Johnson Controls World Services, Inc. and several other unrelated entities.

                    ARTICLE II.  DEFINITIONS AND CONSTRUCTION

         Section 2.01. Definitions. For purposes of the Plan, unless the context clearly or necessarily indicates the contrary, the following words and phrases shall have the meaning set forth in the definitions below:

         (a) "Accounts" shall mean the accounts under the Plan to be maintained for each Participant as provided in Section 5.01.

         (b) "Affiliate" shall mean one or more corporations, trades or businesses that, together with the Company, constitute a controlled group of corporations within the meaning of Section 414(b) of the Code, a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, an affiliated service group within the meaning of
   Section 414(m) of the Code or a designated group within the meaning of
   Section 414(o) of the Code.

         (c) "Approved Absence" shall mean a period during which no duties are performed by an Employee, with the approval of his Employer, and shall include such periods as vacation, sick leave, paid holidays, jury duty, leave of absence, and military service. In addition, an Approved Absence may be granted by an Employer for other reasons, under rules uniformly applied to all Employees similarly situated. An Approved Absence, in the case of an Employee in the military service of the United States, will not exceed that period during which such Employee's re-employment rights are protected by law. An Approved Absence will, for purposes of the Plan, be considered service with an Employer, except that no contributions hereunder will be made by or on behalf of an Employee while so absent unless the Employee receives Earnings during such Approved Absence.

         (d) "Beneficiary" shall mean the person, trust or other entity designated on Timely Notice by a Participant to receive benefits accumulated hereunder in the event of the Participant's death. In the event a Participant is married at the time of his death, the Beneficiary shall be the Participant's spouse at such time, unless the Participant is survived by a Beneficiary designated as such in the manner described above and either (i) the Participant's spouse has consented in writing to the designation of such Beneficiary, with such consent being witnessed by a Plan representative appointed by the Benefits Administration Committee or a notary public, or (ii) the Participant has demonstrated to the Benefits Administration Committee that he has no spouse, his spouse cannot be located or he is excused because of other circumstances recognized under the Code. In the event the Participant is not survived by either a spouse or a designated Beneficiary, the Participant's estate shall be the Beneficiary.

         (e) "Benefits Administration Committee" shall mean the committee appointed pursuant to Article VIII of the Plan.

         (f)     "Board" shall mean the Board of Directors of the Company.

         (g) "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations thereunder.

         (h) "Company" shall mean Johnson Controls Northern New Mexico, L.L.C., a New Mexico limited liability company.

         (i) "Company Stock" shall mean Stock of Johnson Controls, Inc. or its successor.

         (j) "Compensation" shall mean the base compensation paid to an Employee while he is a Participant during a Plan Year for services rendered to an Employer, plus bonuses, any Participant Deposits and any salary reduction pursuant to Code Section 125, but excluding overtime, commissions, reimbursements or other expense allowances, fringe benefits, moving expenses and welfare benefits paid with respect to a Plan Year by the Employer to an Employee. The maximum annual compensation taken into account hereunder for purposes of calculating any Participant's accrued benefit (including the right to any optional benefit) and for all of the purposes under the Plan shall be $150,000 or such higher amount permitted pursuant to Code Section 401(a)(17)).

         (k) "Employee" means any individual who is a common law employee of an Employer on a corporate payroll as such who is not (i) in a bargaining unit covered by a collective bargaining agreement (unless such agreement specifically refers to the applicability of this Plan to such unit), (ii) a resident of a country other than the United States of America with no United States source income, or (iii) in a group of employees that has specifically been excluded by the Board or by the board of directors of such individual's Employer.

         (l) "Employer" shall mean the Company and any Affiliate that adopts the Plan by resolution of its board of directors, subject to the approval of the Board.

         (m) "Employer Contributions" shall mean amounts contributed by Employers pursuant to Section 4.01.

         (n) "Employment Commencement Date" shall mean the first day for which an Employee is credited with an Hour of Service.

         (o) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as from time to time amended.

         (p) "Highly Compensated Employee" means an employee of any Employer who satisfies either of the following conditions:

             (i) The employee was at any time during the current or immediately preceding Plan Year a five percent (5%) owner within the meaning of Sections 414(q) and 416(i) or of the Code, including the constructive ownership rules of Section 318 of the Code; or

             (ii) The employee received "compensation" from any Employer during the preceding Plan Year that, in the aggregate, exceeds $80,000 as indexed in accordance with Code
                      Section 414(q) for cost-of-living adjustment. For purposes of determining whether an Employee is a Highly Compensated Employee under this Section 2.01(n), "compensation" shall mean the Employee's compensation within the meaning of Section 415(c)(3) of the Code, plus to the extent not otherwise included under Section 415(c)(3), any amount paid by any Employer during the Plan Year as a Participant Deposit to this Plan or pre-tax employee contributions to any other plan maintained by an Employer if such contributions are excluded from the gross income of the Participant in accordance with Code Sections 125, 402(e)(3) or 402(h).

         (q) "Hour of Service" means each hour for which a Participant has been directly or indirectly compensated or paid, or entitled to such compensation or other payment, by an Employer for performance of work (whether as an Employee or in any other capacity) or for reasons other than the performance of work, such as vacation, holiday, illness, incapacity (including disability), lay off, jury duty and authorized leaves of absence, including any hour for which back pay is awarded; provided, however, that no credit shall be given in excess of 501 hours during any single continuous period during which no work is performed nor for any hour as to which a payment is made or due for the sole purpose of complying with applicable workers' compensation or unemployment compensation or disability insurance laws; provided further, that each hour shall count only once in determining a Participant's Hours of Service even though he may receive more than straight time pay for such hour. A Participant's Hours of Service shall be determined by the Benefits Administration Committee on the basis of actual hours worked and Hours of Service credited with respect to periods in which no work was performed shall be determined with reference to the Participant's straight time rate of pay and allocated to the Plan Year in which such hours occur in accordance with Department of Labor Regulations '2530.200b-2(b) and (c), which are incorporated herein by this reference. Hours of Service shall also include the straight-time hours for which a Participant would otherwise have been compensated while he is absent from work due to entering the Armed Forces of the United States, provided he returns to active service with an Employer within the period of time during which the Participant has reemployment rights under federal law. The Benefits Administration Committee's determination, to the extent consistent with the terms hereof and ERISA requirements, shall be final and conclusive for all purposes hereof.

         (r) "Investment Fund" shall mean an unsegregated fund under the Trust established at the direction of the Benefits Administration Committee and invested in securities, insurance contracts or other property of such type and general characteristics as the Benefits Administration Committee shall determine.

         (s) "Investment Manager" shall mean any person, insurance company or corporation appointed by the Benefits Administration Committee to direct the investment and reinvestment of all or any portion of the assets held by the Trustee under the Trust.

         (t) "Maximum Deferred Amount" shall mean the maximum amount or rate that may be designated by a Participant as Participant Deposits, as established by the Benefits Administration Committee pursuant to subsection 3.02(e).

         (u)     "Minimum Eligibility Service" shall mean:

             (i) with respect to a Part-Time Employee or Temporary Employee, the 12-month period commencing on the Employee's Employment Commencement Date during which he completes at least 1,000 Hours of Service or any Plan Year commencing after the Employee's Employment Commencement Date during which he completes at least 1,000 Hours; or

             (ii) with respect to any other Employee, 90 "Days of Service".

                      90 "Days of Service" will be credited to an Employee if on the ninetieth day following the date on which the employee first performed an Hour of Service ("Commencement of Employment"), he is still employed by an Employer. For this purpose, an Employee's service, if any, with (a) the prior contractor at LANL or (b) Johnson Controls World Services Inc. (or a company presently or historically affiliated with Johnson Controls World Services Inc.), as applicable, will be counted.

                      If an Employee who had not completed 90 "Days of Service" has a Termination of Employment and then subsequently has another Commencement of Employment ("Re-Employment") by an Employer, he shall be deemed to have met the 90 "Days of Service" requirement,

                      (A) in the case where he is Re-Employed by an Employer before a One Year Break in Service has occurred on the later of

                            (1)  90 days after the Employee's original
                                 Commencement of Employment; or

                            (2)  the date of Re-Employment;

                      (B) in the case where he is Re-Employed by an Employer after incurring a One Year Break in Service but before five consecutive One Year Breaks in Service have occurred, on the date when the sum of the Employee's prior service with the Employer plus current service with the Employer equals 90 "Days of Service";

                      (C) in the case where he is Re-Employed by an Employer after five consecutive One Year Breaks in Service have occurred, on the date when the Employee's service measured from his date of Re-Employment equals 90 "Days of Service".

         (v) "One Year Break in Service" shall mean the twelve consecutive month period beginning on the date of an Employee's Termination of Employment during which the Employee is not in the employ of any Employer. If an Employee is absent from service for Parental Leave, the first "One-Year-Break-in-Service" means the twelve-month period beginning on the second anniversary of the date on which the Parental Leave began during which the Employee does not return to the employee of any Employer.

   For the purpose of this Section, "Parental Leave" means an absence from work for any of the following reasons:

         (a)     the pregnancy of the Employee;
         (b)     the birth of a child of the Employee;
         (c) the placement of a child with the Employee in connection with the adoption of the child by the Employee;
         (d) the need to care for a child immediately after its birth or placement.

         (w) "Part-Time Employee" shall mean an Employee whose regular scheduled work week is for less hours than the normal work week for Employees at his location.

         (x) "Participant" shall mean an Employee who has satisfied the requirements of Section 3.01. An individual who has become a Participant shall continue as a Participant until all of his Accounts have been distributed pursuant to the Plan.

         (y) "Participant Contributions" shall mean after-tax amounts contributed at the direction of a Participant pursuant to Section 3.03(a).

         (z) "Participant Deposits" shall mean pre-tax amounts contributed at the direction of a Participant pursuant to Section 3.02(a), which are made pursuant to a cash or deferred arrangement described in Code Section 401(k).

         (aa) "Plan Year" shall mean (i) October 1, 1997 through December 31, 1997 and (ii) thereafter, each 12-month period beginning on January 1 of a year and ending December 31 of the same year.

         (bb) "Temporary Employee" shall mean an Employee who is hired for an assignment that is expected to be of less than 150 calendar days. A Temporary Employee shall be deemed to have completed 190 Hours of Service for each month in which he completes one or more Hours of Service.

         (cc) "Termination of Employment" shall mean severance of the employee-employer relationship with any Employer or Affiliate by reason of quit, discharge, retirement or death.

         In addition, if an Employee is a member of a collective bargaining unit whose labor agreement with an Employer Affiliate defines a lay-off as a termination of employment, the lay-off of such Employee shall be considered a Termination of Employment for all purposes of the Plan, as of the date the lay-off begins.

         Termination of Employment also means completion of a period of twelve months of absence from service for any reason other than quit, discharge, retirement or death, except as specified in the following sentence. There shall be no such Termination of Employment upon completion of twelve months of absence if (i) the Employee is on an Approved Absence and subsequently, the Employee returns to the employment of an Employer or Affiliate at or before the end of the Approved Absence or (ii) if the Employee is then on lay-off and the Employee is a member of a collective bargaining unit whose labor agreement with an Employer or Affiliate does not define a lay-off as a termination of employment and the Employee returns to Employment with an Employer or Affiliate before the expiration of the recall period. Failure to return to employment of an Employer or Affiliate when recalled from lay-off, or expiration of a recall period (without a recall), or failure to return to the employment of an Employer or Affiliate at the end of an Approved Absence shall constitute a discharge as of the earlier of (i) the date of such failure or expiration or (ii) twelve months after the beginning of the period of lay-off or Approved Absence.

         (dd) "Timely Notice" shall mean a notice in the form prescribed by the Benefits Administration Committee and filed at such places and at such reasonable times as shall be required by the rules of such Benefits Administration Committee.

         (ee) "Trust" shall mean any trust which holds or is intended to hold assets of the Plan, as in effect from time to time.

         (ff) "Trust Agreement" shall mean any trust agreement in effect between (i) the Benefits Administration Committee or the Company and (ii) a Trustee.

         (gg) "Trust Fund" shall mean the property which shall be held from time to time by the Trustee in trust under the terms of a trust agreement.

         (hh) "Trustee" shall mean the qualified and acting Trustee under the provisions of any applicable trust agreement.

         (ii)    "Valuation Date" shall mean every regular business day.

         Section 2.02. Construction. (a) Wherever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The words "hereof," "herein," "hereunder," and other similar compounds of the word "here" shall mean and refer to this entire document and not to any particular Article or Section. Titles of Articles and Sections are for general information only, and the Plan is not to be construed by reference thereto.

         (b) Applicable Law. The Plan is a profit sharing plan intended to qualify under Code Section 401(a). The Plan includes a cash or deferred arrangement intended to qualify under Code Section 401(k). It is intended that the investment options offered under the Plan comply with the requirements of ERISA Section 404(c) and regulations promulgated thereunder. The Plan shall be interpreted so as to comply with the applicable requirements thereof, where such requirements are not clearly contrary to the express terms hereof. In all other respects, the Plan shall be construed and its validity determined according to the laws of the State of New Mexico to the extent such laws are not preempted by applicable requirements of federal law. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been included herein.

              ARTICLE III.  PARTICIPATION AND PARTICIPANT DEPOSITS
                                AND CONTRIBUTIONS

         Section 3.01. Participation. An Employee who on September 30, 1997 has completed the Minimum Eligibility Service requirements may elect upon Timely Notice to participate in the Plan effective as of October 1, 1997. Each other Employee who completes the Minimum Eligibility Service may elect to participate in the Plan as soon as administratively feasible (or on the January 1 or July 1, if earlier) following the month of completion of the Minimum Eligibility Service requirements and Timely Notice.

         Section 3.02.      Participant Deposits.  (a)  Amount of
   Participant Deposits. Each Participant shall designate the rate of his Participant Deposits at the time of his election to participate in the Plan, which may be at the rate of any whole percentage of his Compensation up to 10%. Such Participant Deposits shall be made for the Participant through regular payroll deductions from his Compensation.

         (b) Change in or Suspension of Participant Deposits. A Participant may change his designated rate of Participant Deposits at any time effective as soon as administratively feasible following Timely Notice.

         (c) Participant Deposits for any Participant for any Plan Year shall not exceed the lesser of:

             (i) $7,000, as adjusted for cost of living increases pursuant to Code Section 402(g)(5).

             (ii)     The maximum amount permitted under Section 3.02(d).

         (d)     Maximum Deferred Amount.

             (i) The Plan is subject to the limitations of Code Section 401(k), which are incorporated herein by this reference. Accordingly, and except as provided in
                      Section 3.02(e)(iv) and (v), the average deferral percentage for any Plan Year for the group of Highly Compensated Employees who are eligible to participate in the Plan shall not exceed the greater of:

                 (A) 125 percent of the average deferral percentage for the preceding Plan Year for all Employees who are eligible to participate in the Plan other than Highly Compensated Employees ("Non-Highly Compensated Employees who are eligible to participate in the Plan"); or

                 (B) the lesser of (A) the average deferral percentage for the group of Non-Highly Compensated Employees who are eligible to participate in the Plan for the preceding Plan Year plus two percent; or (B) two times the average deferral percentage for the group of Non-Highly Compensated Employees who are eligible to participate in the Plan for the preceding Plan Year.

             (ii) The deferral percentage for any Non-Highly Compensated Employee who is eligible to participate in the Plan is calculated by dividing the amount of the Non-Highly Compensated Employee's Participant Deposits for preceding Plan Year by the Employee's compensation (as defined in Section 414(q)(4) and 415(c)(3) of the Code) for such preceding Plan Year. The deferral percentage for any Highly Compensated Employee who is eligible to participate in the Plan is calculated by dividing the amount of the Highly Compensated Employee's Participant Deposits for the Plan Year by the Highly Compensated Employee's compensation (as defined in Section 414(q)(4) and 415(c)(3) of the Code) for the Plan Year. The average deferral percentage for the group of Highly Compensated Employees and the group of Non-Highly Compensated Employees is the average of the deferral percentages calculated for each member of the applicable group. In accordance with rules promulgated by the Internal Revenue Service, the Benefits Administration Committee, in calculating a Participant's deferral percentage, may elect to treat qualified elective contributions and qualified non-elective contributions (if any) as if they were Participant Deposits.

             (iii) The Benefits Administration Committee may from time to time establish limits (and as appropriate, modify any such limit) on the amount or percentage of Participant Deposits that may be made by or on behalf of Highly Compensated Employees for the Plan Year. In addition, the Benefits Administration Committee may prospectively decrease the rate of Participant Deposits of any Participant at any time, if the Benefits Administration Committee determines that such action is necessary or desirable to enable the Plan to comply or to ensure compliance with the average deferral percentage limitations or the requirements of Sections 401(k), 402(g), 415 or other applicable provisions of the Code.

             (iv) For the Plan Year beginning October 1, 1997 ("1997 Plan Year"), the Benefits Administration Committee may elect to calculate the maximum deferral percentage for Highly Compensated Employees who are eligible to participate in the Plan based upon either (A) the average deferral percentage of Non-Highly Compensated Employees who are eligible to participate in the Plan for the 1997 Plan Year, or (B) the average deferral percentage of employees who were Non-Highly Compensated Employees who were eligible to participate in the Plan for the 1996 Plan Year (determined using the definition of highly compensated employee as in effect under Section 414(q) of the Code as in effect for the 1996 Plan Year prior to the amendment of Section 414(q) by the Small Business Job Protection Act of 1996).

             (v) For Plan Years beginning on or after January 1, 1998, the maximum deferral percentage for Highly Compensated Employees for a Plan Year shall be calculated in accordance with Section 3.02(d)(i) using the average deferral percentage for Non-Highly Compensated Employees for the preceding Plan Year ("Prior Year Method") unless the Benefits Administration Committee has elected to determine the maximum deferral percentage of Highly Compensated Employees based upon the average deferral percentage of Non-Highly Compensated Employees for the current Plan Year ("Current Year Method"). If the Benefits Administration Committee elects to use the Current Year Method, the election shall apply to all subsequent Plan Years unless the Internal Revenue Service has authorized the Plan to again utilize Prior Year Method described in
                      Section 3.02(d)(i) above.

             (vi) If the average deferral percentage of Highly Compensated Employees for any Plan Year exceeds the applicable deferral percentage limitation for such year, each affected Highly Compensated Employee shall receive a distribution of the amount of his excess Participant Deposits, together with income on such Participant Deposits for the Plan Year in which the contributions were made (but not including any gap period income). Such distribution shall be made on or before the last day of the Plan Year following the Plan Year to which the excess Participant Deposits relate; provided that the relevant Employer will be subject to an excise tax if excess Participant Deposits are not distributed within two and one-half months following the close of the Plan Year in which the Participant Deposits were made. The aggregate amount of Participant Deposits to be refunded shall be determined by reducing (or leveling) the maximum allowable level of Participant Deposits to a percentage determined by the Benefits Administration Committee that, if applied to all Highly Compensated Employees who are eligible to participate in the Plan with a deferral percentage above that level, would result in the average deferral percentage test being satisfied. The aggregate amount required to be refunded shall be allocated among (and distributed to) Highly Compensated Employees who are eligible to participate in the Plan by reducing (or leveling) the maximum dollar amount of Participant Deposits for the Plan Year to an amount determined by the Committee that, if applied to all Highly Compensated Employees who are eligible to participate in the Plan with Participant Deposits above that level, would result in a refund of Participant Deposits equal to the aggregate amount of excess Participant Deposits calculated in accordance with the preceding sentence. The amount required to be distributed to any Highly Compensated Employees who are eligible to participate in the Plan shall be reduced by the amount of excess Participant Deposits (if any) previously distributed to the Participant in order to comply with Section 402(g)(5) of the Code.

             (vii) To the extent that Participant Deposits refunded to Highly Compensated Employees in accordance with Section 3.02(d)(vi) above resulted in Matching Contributions being allocated to the Participant's account, such Matching Contributions, together with all income on such Matching Contributions for the Plan Year to which the Matching Contributions relate (but not including any gap period income) shall be forfeited.

             (viii) In the event that the Benefits Administration Committee determines that Section 401(k) of the Code (including the regulations thereunder) may be applied in a manner different than that prescribed in this Section 3.02(d), the Benefits Administration Committee, in its discretion, may make appropriate adjustments. In addition, the Benefits Administration Committee may promulgate such further rules and procedures as it may deem necessary for the proper application of this
                      Section 3.02(d).

             (ix) Following the application of this Section 3.02(d) and the average contribution requirements of Section 4.01(b), the Administrator shall make further adjustments as necessary to comply with the "multiple use" test of Section 401(m)(9) of the Code and the regulations thereunder.

         Section 3.03. Participant Contributions. (a) Amount of Participant Contributions. Each Participant shall designate the rate of his Participant Contributions at the time of his election to participate in the Plan, which may be at the rate of any whole percentage of his compensation up to 7%. Such Participant Contributions shall be made for the Participant through regular payroll deductions from his Compensation.

         (b) Change in or Suspension of Contributions. A Participant may change his designated rate of Participant Contributions at any time effective as soon as administratively feasible following Timely Notice.

         Section 3.04. Payment of Participant Deposits and Participant Contributions to Trustee. Each Employer shall remit to the Trustee within 15 business days after the end of each calendar month the amount withheld from the Compensation of its Employees during such month as Participant Deposits and/or Participant Contributions under the Plan. Such amounts shall be credited to each respective Participant's Account(s).

         Section 3.05. Transfers of Employment. Any person who performed services as an employee of an Employer in any capacity other than as an Employee as defined herein, shall, upon becoming an Employee, be credited with his employment in such other capacity, for purposes of determining whether he has completed the Minimum Eligibility Service.

         Section 3.06. Status of Leased Employees. A person who is a "leased employee" within the meaning of Code Section 414(n) or (o) shall not be eligible to participate in the Plan, but in the event such a person was participating or subsequently becomes eligible to participate herein, credit shall be given for the person's service as a "leased employee" with any Employer toward completion of the Plan's eligibility requirements.

         Section 3.07. Rollover Contributions. In accordance with uniform rules prescribed by the Benefits Administration Committee and in accordance with Code Sections 402 and 408, an Employee may make a rollover to the Plan from another plan qualified under Code Section 401(a) or from a conduit individual retirement account. In the event an Employee makes a rollover contribution prior to becoming eligible to participate under
   Section 3.01, he shall be considered a Participant in the Plan solely for purposes of such rollover contribution and the gains or losses attributable thereto. An Employee shall be entitled to allocate and/or reallocate his rollover contributions to one or more of the Investment Funds in a manner consistent with the rules described in Section 5.02.

         Section 3.08. Special Rules Applicable to Returning Veterans. The following provisions shall apply to a Participant who is absent from active employment with any Employer on account of military service and who returns from such military service to active employment with any Employer under terms and conditions that entitle the Participant to the protections of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended:

         (a) The Employer shall contribute to the Trust as an Employer Contribution an amount equal to the Employer Contribution that the Participant would have had allocated to his account had he remained continuously employed with the Employer during the period of military service.

         (b) The Participant may elect (either in lieu of or in addition to the Participant Deposits and/or Participant Contributions that the Participant may elect to make under Section 3.02 or 3.03, respectively with respect to Compensation earned on and after his reemployment) to make Participant Deposits or Participant Contributions, with respect to his period of eligible military service ("Make-up Contributions"). The Participant may elect Make-up Contributions during the period that begins on the date of the Participant's reemployment from covered military service and extends for the lesser of: (i) five years from the date of reemployment, or (ii) a period equal to three times the Participant's period of covered military service. The Make-up Contributions may not exceed the maximum amount of Participant Deposits or Participant Contributions that would have been permitted under the Plan and applicable Code provisions had the Participant been continuously employed by the Employer during the period of military service, reduced by the amount of Participant Deposits or Participant Contributions (if any) actually made by the Participant during the period of military service.

         (c) The Employer shall make Employer Contributions with respect to Make-up Contributions in an amount equal to the amount of Employer Contributions that would have been made on behalf of the Participant had the Make-up Contributions been made during the period of military service.

         (d) For purposes of determining the amount of the Employer Contributions under Section 3.08(a) or the maximum amount of Make-up Contributions permissible under Section 3.08(b), the Participant's compensation during the period of eligible military service shall be deemed to equal the rate of pay that the Participant would have received from the Employer but for the military service; provided that if such compensation cannot be determined with reasonable certainty, the Participant's compensation for the period of military service shall be deemed to equal the Participant's average compensation from the Employer for the twelve (12) month period immediately preceding the Participant's military service (or if the Participant was employed for less than the full twelve (12) month period immediately preceding his military service, the Participant's average compensation from the Employer for the Participant's entire period of employment with the Employer preceding the Participant's military service).

         (e) No adjustment shall be made to a Participant's Accounts to reflect the gain or loss that would have been credited (or charged) to the Participant's Accounts had the Employer Contributions and Make-up Contributions described in this Section 3.08 been made during the period of military service rather than following the Participant's return to active employment.

                       ARTICLE IV.  EMPLOYER CONTRIBUTIONS

         Section 4.01. Employer Contributions. (a) For each payroll period, the Employers shall contribute to the Plan, on behalf of each Participant an amount equal to: (i) 3% of his Compensation for such payroll period if combined Participant Deposits and Participant Contributions total 0% or 1% of his Compensation; (ii) 4% of his Compensation for such payroll period if his Participant Deposits and Participant Contributions total 2% or 3% of his Compensation; or (iii) 5% of his Compensation for such payroll period if his Participant Deposits and Participant Contributions total 4% or greater of his Compensation. Amounts in excess of 3% of Compensation shall be deemed "Matching Contributions" for purposes of the limits and rules described in Section 4.01(b). All such amounts shall be credited to the Participant's Employer Contributions Account.

         (b)     Maximum Participant Contributions and Matching
   Contributions.

             (i) The Plan is subject to the limitations of Code Section 401(m), which are incorporated herein by this reference. Accordingly, and except as provided in
                      Section 4.01(b)(iv) and (v), the average contribution percentage for any Plan Year for the group of Highly Compensated Employee who are eligible to participate in the Plan shall not exceed the greater of:

                 (A) 125 percent of the average contribution percentage for the preceding Plan Year for Participants other than Highly Compensated Employees who are eligible to participate in the Plan ("Non-Highly Compensated Participants who are eligible to participate in the Plan"); or

                 (B) the lesser of (A) the average contribution percentage for the group of Non-Highly Compensated Employees for the preceding Plan Year plus two percent; or (B) two times the average contribution percentage for the group of Non-Highly Compensated Employees who are eligible to participate in the Plan for the preceding Plan Year.

             (ii) The contribution percentage for any Non-Highly Compensated Employees who are eligible to participate in the Plan is calculated by dividing the amount of the Employee's Participant Contributions and Matching Contributions for the preceding Plan Year by the Participant's compensation (as defined in Section 414(q)(4) and 415(c)(3) of the Code) for such preceding Plan Year. The contribution percentage for any Highly Compensated Employees who are eligible to participate in the Plan is calculated by dividing the amount of the Employee's Participant Contributions and Matching Contributions for the Plan Year by the Employee's compensation (as defined in Section 414(q)(4) and 415(c)(3) of the Code) for the Plan Year. The average contribution percentage for the group of Highly Compensated Employees who are eligible to participate in the Plan and the group of Non-Highly Compensated Employees who are eligible to participate in the Plan is the average of the contribution percentages calculated for each member of the applicable group. In accordance with rules promulgated by the Internal Revenue Service, the Benefits Administration Committee, in calculating an Employee's contribution percentage, may elect to take into account (in calculating contribution percentages) Participant Deposits and qualified non-elective contributions (if any).

             (iii) The Benefits Administration Committee may from time to time establish limits (and as appropriate, modify any such limit) on the amount or percentage of Participant Contributions and Matching Contributions that may be made by or on behalf of Highly Compensated Employees for the Plan Year. In addition, the Benefits Administration Committee may prospectively decrease the rate of Participant Contributions and Matching Contributions of any Participant if the Benefits Administration Committee determines that such action is necessary or desirable to enable the Plan to comply or to ensure compliance with the average contribution percentage limitations or the requirements of Sections 401(m), 415 or other applicable provisions of the Code.

             (iv) For the Plan Year beginning October 1, 1997 ("1997 Plan Year"), the Benefits Administration Committee may elect to calculate the maximum contribution percentage for Highly Compensated Employees who are eligible to participate in the Plan based upon either (A) the average contribution percentage of Non-Highly Compensated Employees who are eligible to participate in the Plan for the 1997 Plan Year, or (B) the average contribution percentage of employees who were Non-Highly Compensated Employees who are eligible to participate in the Plan for the 1996 Plan Year (determined using the definition of highly compensated employee as in effect under Section 414(q) of the Code as in effect for the 1996 Plan Year prior to the amendment of Section 414(q) by the Small Business Job Protection Act of 1996).

             (v) For Plan Years beginning on or after January 1, 1998, the maximum contribution percentage for Highly Compensated Employees who are eligible to Participate in the Plan for a Plan Year shall be calculated in accordance with Section 4.01(b)(i) using the average contribution percentage for Non-Highly Compensated Employees who were eligible to participate in the Plan for the preceding Plan ("Prior Year Method") unless the Benefits Administration Committee has elected to determine the maximum contribution percentage of Highly Compensated Employees who are eligible to participate in the Plan based upon the average contribution percentage of Non-Highly Compensated Employees who are eligible to participate in the Plan for the current Plan Year ("Current Year Method"). If the Benefits Administration Committee elects to use the Current Year Method, the election shall apply to all subsequent Plan Years unless the Internal Revenue Service has authorized the Plan to again utilize the Prior Year Method described in Section 4.01(b)(i) above.

             (vi) If the average contribution percentage of Highly Compensated Employees who are eligible to participate in the Plan for any Plan Year exceeds the applicable contribution percentage limitation for such year, each affected Highly Compensated Employee who is eligible to participate in the Plan shall receive a distribution of the amount of his excess Participant Contributions and Matching Contributions, together with income on such contributions for the Plan Year in which the contributions were made (but not including any gap period income); provided that excess Matching Contributions and income thereon shall be forfeited if and to the extent the Highly Compensated Employee is not vested in such amounts. Such distribution shall be made on or before the last day of the Plan Year following the Plan Year to which the excess Participant Contributions and Matching Contributions relate; provided that the Employer will be subject to an excise tax if excess Participant Contributions and Matching Contributions are not distributed within two and one-half months following the close of the Plan Year to which the excess contributions relate. The aggregate amount of Participant Contributions and Matching Contributions to be refunded shall be determined by reducing (or leveling) the maximum allowable level of Participant Contributions and Matching Contributions to a percentage determined by the Benefits Administration Committee that, if applied to all Highly Compensated Employees are eligible to participate in the Plan with a contribution percentage above that level, would result in the average contribution percentage test being satisfied. The aggregate amount required to be refunded shall be allocated among (and distributed to) Highly Compensated Employees eligible to participate in the Plan (or where applicable in the case of Participant Contributions and Matching Contributions, forfeited) by reducing (or leveling) the maximum dollar amount of Matching Contributions for the Plan Year to an amount determined by the Benefits Administration Committee that, if applied to all Highly Compensated Employees with Participant Contributions and Matching Contributions above that level, would result in a refund (or where applicable, forfeiture) of Participant Contributions and Matching Contributions equal to the aggregate amount of excess Participant Contributions and Matching Contributions calculated in accordance with the preceding sentence. The determination of the amount of excess Participant Contributions and Matching Contributions required to be distributed to affected Highly Compensated Employee eligible to participate in the Plan shall be made after first determining the amount of any excess deferrals under Section 402(g) of the Code and then after determining the excess contributions under Section 401(k) of the Code.

             (vii) In the event that the Benefits Administration Committee determines that Section 401(m) of the Code (including the regulations thereunder) may be applied in a manner different than that prescribed in this Section 4.01(b), the Benefits Administration Committee, in its discretion, may make appropriate adjustments. In addition, the Benefits Administration Committee may promulgate such further rules and procedures as it may deem necessary for the proper application of this
                      Section 4.01(b).

             (viii) Following the application of this Section 4.01(b) and the average deferral requirements of Section 3.02(e), the Administrator shall make further adjustments as necessary to comply with the "multiple use" test of
                      Section 401(m)(9) of the Code and the regulations thereunder.

         Section 4.02. Funding Policy. To the extent that the funding policy of the Plan is not expressly set forth herein, the Benefits Administration Committee shall establish such funding policy, which may include the establishment of goals and objectives for the Trustee and Investment Managers in their management of assets of the Trust, and shall communicate such policy to the parties responsible for its implementation.

         Section 4.03. Maximum Annual Additions. (a) The Plan is subject to the limitations on benefits and contributions imposed by Code
   Section 415, which are incorporated herein by this reference. The limitation year shall be the Plan Year.

         (b) Any amounts that are not allocable to a Participant because of the Section 415 limitations shall be allocated among other eligible Participants to the extent that such additional allocation would not exceed the Section 415 limits with respect to such other Participants. If all Participants are precluded from receiving additional allocations as a result of the Section 415 limitations, the unallocable amount shall be credited to a suspense account subject to the following conditions:

             (i) amounts in the suspense account shall be allocated among eligible Participants at such time, including termination of the Plan or complete discontinuance of Employer contributions, as the Section 415 limitations permit;

             (ii) no investment gains or losses shall be allocated to the suspense account;

             (iii) no further Employer Contributions shall be permitted until the Section 415 limitations permit the allocation of the suspense account to Participants; and

             (iv) upon termination of the Plan, any unallocated amounts in the suspense account that are still unallocable because of the limitations of Section 415 shall revert to the Employers.

         (c) To the extent that a Participant participates in multiple plans, benefits under any defined benefit pension plan shall be restricted to the extent necessary to comply with the requirements of Code Section 415(e) prior to the restriction of contribution or benefits under any other plan.

         (d) If, notwithstanding the foregoing provisions of this Section, the limitations of Section 415 are exceeded as a result of a reasonable error in estimating a Participant's compensation, a reasonable error is estimating the amount of Participant Deposits or Participant Contributions that a Participant may elect under the limits of Section 415, the allocation of forfeitures, or such other facts and circumstances as the Commissioner of the Internal Revenue Service may prescribe, there shall be deducted from the Participant's account and returned to the Participant such portion of his Participant Deposits or Participant Contributions, together with earnings thereon, as may be necessary to satisfy Section 415. If the requirements are still not satisfied, there shall be deducted from the Participant's account all or a portion of the Employer Contribution for such limitation year as may be necessary to comply with Section 415. Such amounts shall be reallocated among other eligible Participants to the extent that such additional allocation would not exceed the Section 415 limits with respect to such other Participants. If all Participants are precluded from receiving additional allocations as a result of the Section 415 limitations, the unallocable amount shall be credited to a suspense account in accordance with the conditions described above.

                 ARTICLE V.   INVESTMENT; PARTICIPANT'S ACCOUNTS

         Section 5.01. Establishment of Accounts. Each Participant shall have one or more Accounts established for him. Such Accounts shall consist of (i) a Participant Deposits Account; (ii) a Participant Contributions Account; (iii) an Employer Contributions Account; and (iv) any other Account or Accounts the Benefits Administration Committee deems reasonably necessary.

   To the extent necessary or appropriate to provide for the proper administration of the Plan, the Accounts of Participants shall include separate balances for interests invested in each Investment Fund, for interests derived from different sources of contributions, and for such other purposes as the Benefits Administration Committee shall determine.

         Section 5.02. Investment of Accounts. (a) The Benefits Administration Committee shall permit each Participant to invest his Accounts in one or more of the Investment Funds available for such purpose. A Participant who makes an election under this Section 5.02 shall elect to have all or any portion (expressed as a whole percentage) of his Accounts invested in any one or more of the Investment Funds then available. Further, any such election may be changed as soon as administratively possible following any Valuation Date and on Timely Notice, but shall remain in effect for successive Plan Years unless changed by the Participant.

         (b) A Participant may elect to reallocate his Accounts among the Investment Funds as soon as administratively possible following any Valuation Date and on Timely Notice. A Participant who elects to make such a reallocation shall elect to have all or any portion (expressed as a whole percentage) of his Accounts invested in any one or more Investment Funds transferred to one or more other Investment Funds (in any whole percentage of the amounts being transferred).

         (c) In the event that a Participant shall fail to direct the investment of his Accounts subject to his direction or fail to replace any directions which may have been suspended or revoked, then such Accounts shall be invested on the Participant's behalf in an Investment Fund designated by the Benefits Administration Committee on a uniform and nondiscriminatory basis for all similarly situated Participants.

         (d) Notwithstanding the foregoing, a Participant may not allocate more than 50 percent of his Accounts to the Johnson Controls Common Stock Fund (or by whatever name such equivalent fund is commonly known).

         Section 5.03. Allocations to Employer Contributions Accounts. The Employer Contributions Account maintained for each eligible Participant shall be credited as of each payroll period, with his allocable share of Employer Contributions and forfeitures for such Plan Year.

         Section 5.04. Valuation of Accounts. As of each Valuation Date, the Accounts of each Participant shall be adjusted to reflect the effect of income, collected and accrued, realized and unrealized gains and losses, expenses and all other transactions during the period commencing on the day after the preceding Valuation Date and ending on the current Valuation Date with respect to the applicable Investment Funds. As soon as practicable after the end of each calendar quarter, each Participant shall be provided with a statement reflecting the status of his Accounts.

         Section 5.05. Transfer of Account. (a) Any Participant who ceases to be an Employee but remains an employee of an Employer or Affiliate may elect, if such Employee is fully vested in his or her Account, to have his or her Account transferred to a qualified defined contribution plan of such Employer or Affiliate under which he or she shall be covered, provided such plan has provisions for accepting such transfer. Any such election must be made within 30 days of the date on which the employee ceased to be an Employee.

         (b) If a Participant is in a group of Participants who ceased to be Employees because the contract between their Employer and the United States Government for the services performed by this group of Participants has been awarded by the United States Government to a successor contractor, such a Participant may elect to have his or her Account transferred to a qualified defined contribution plan of the successor contractor, provided such plan has provisions for accepting such transfers and provided, further, that the date as of which such transfer is to be made shall be the same for all Participants in that group who have elected such transfers.

         Section 5.06. Transfer to the Participant's Account. (a) Any account that has been maintained for an Employee under a qualified defined contribution plan (other than this Plan) of an Employer or Affiliate and that in accordance with the terms of said plan is, subject to the Committee's consent, to be transferred to this Plan shall be credited to this Plan upon such transfer and shall become a Special Account with respect to the Participant under this Plan. Any such Special Account shall be subject to all the provisions of this Plan as if originating from contributions made under this Plan and as if the investment results obtained on such contributions before such transfer were obtained under this Plan.

         (b) The Committee may withhold its consent to a transfer described in subsection (a) if in its sole discretion it determines that the account to be transferred to this Plan could not be properly administered in accordance with this Plan, or could cause this Plan to cease to meet the requirements of Section 401(a) of the Code. Before giving its consent, the Committee shall require the Employee to make an investment election, in accordance with the provisions of Section 5.02, with respect to the Special Account resulting from the transfer.

         Section 5.07. Voting of Company Stock. Company Stock held by the Trustee (in the Johnson Controls Common Stock Fund (or by whatever name such equivalent fund is commonly known)) shall be voted by the Trustee in accordance with Participant's directions, as determined under the terms of the Trust Agreement.

                    ARTICLE VI.  VESTING AND DISTRIBUTION OF
                     ACCOUNTS UPON TERMINATION OF EMPLOYMENT

         Section 6.01.      Vesting.  The entire balance in such
   Participant's Accounts shall be fully vested and nonforfeitable at all times and shall be paid to him or his Beneficiary at the time and in the manner described in Section 6.02.

         Section 6.02. Time and Form of Distributions. (a) A Participant's interest in his Accounts shall be distributed to him as soon as practicable following the Valuation Date which next follows his termination of employment with the Employers. Amounts credited to his Accounts after such distribution shall be distributed as soon as practicable after the Valuation Date which next follows the date on which such amounts are credited to his Accounts. Notwithstanding the foregoing, if at any time the value of the Participant's interest in his Accounts exceeds $3,500 ($5,000 on and after January 1, 1998) distribution shall be made at the time prescribed above only if the Participant consents thereto in the form prescribed by the Benefits Administration Committee or its designee. If the Participant fails to consent within a reasonable time, he shall be deemed to have elected to defer distribution of his Accounts, and distribution shall be made as of any subsequent Valuation Date elected by the Participant upon Timely Notice, but not later than the 10th of the month following the month in which the Participant attains age 65 (or as soon as administratively practicable thereafter), provided that distribution shall in all events be completed not later than five years after the date of the Participant's death. In any event, distribution shall commence not later than 60 days after the latest of the close of the Plan Year in which (i) the Participant attains age 65, or (ii) the Participant actually retires, unless the Participant elects to defer the distribution.

         (b) In the case of a Participant who has attained age 70-1/2 and has not retired, distribution of such Participant's Accounts shall commence on or before April 1 of the calendar year which next follows his attainment of such age, in installments not less than the amounts required to be distributed under Code Section 401(a)(9). This Section 6.02(b) shall not apply to a Participant who attains age 70-1/2 after December 31, 1998 unless such Participant is a 5-percent owner (as defined in Code
   Section 416(i)).

         (c) Except as provided in Section 6.02(d), any distribution due under Section 6.02 shall be paid in a lump sum distribution in cash.

         (d) Notwithstanding the foregoing, for a Participant whose account originated from the Supplemental Variable Annuity Plan or the Thrift and Investment Plan, distribution will be in the form of a single life annuity contract for unmarried Participants and for married Participants an annuity for the Participant's life with one-half of the monthly annuity continued to the Participant's spouse for life, if the spouse survives the Participant.

         A Participant may elect instead the lump sum option by filing a written election with the Administrator after he has been provided an explanation of the two forms of distribution available and a period of at least 30 days, but not more than 90 days has elapsed from the date the explanation was provided to the date of the distribution; provided that such 30 day period may be reduced to 7 days upon the consent of the Participant (and his spouse, if any).

         In the case of married Participants, the election of a lump sum is valid only if, within the period specified above after a written explanation is provided to the spouse, the Participant's spouse consents to the election in writing witnessed by a notary public or Plan representative.
         In the case of distribution upon death, distribution shall occur in a lump sum within an administratively reasonable period (not to exceed 6 months) after the Participant's death but not prior to the date that the Participant would have attained age 55. Notwithstanding the foregoing, if the Beneficiary is the Participant's spouse, distribution will be in the form of a single life annuity for the spouse' lifetime commencing within an administratively reasonable period (not to exceed 6 months) following the Participant's death, unless the spouse elects, after notice and a 60 day consideration period, to defer distribution to a date no later than the March 1 following the date the Participant would have attained age 65 and/or to take the distribution in the form of a single lump sum.

         (e) In any case of deferred distribution hereunder, the undistributed balance shall continue to share in allocations of net increase or decrease in value under Section 5.04.

         Section 6.03. Compliance with Code Section 401(a)(9). The provisions of the Plan are intended to comply with Code Section 401(a)(9) which prescribes certain rules regarding minimum distributions and requires that death benefits be incidental to retirement benefits. All distributions under the Plan shall be made in conformance with Code
   Section 401(a)(9) and the regulations thereunder which are incorporated herein by reference. The provisions of the Plan governing distributions are intended to apply in lieu of any default provisions prescribed in regulations; provided, however, that Code Section 401(a)(9) and the regulations thereunder override any Plan provisions inconsistent with such Code Section and regulations.

         Section 6.04. Eligible Rollover Distributions. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Benefits Administration Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

         (a) "Eligible rollover distribution" means any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

         (b) "Eligible retirement plan" means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

         (c) "Distributee" includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in
   Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

         (d) "Direct rollover" means a payment by the Plan to the eligible retirement plan specified by the distributee.


              ARTICLE VII.  WITHDRAWALS DURING EMPLOYMENT AND LOANS

         Section 7.01. Hardship Withdrawals. (a) Prior to the termination of his employment, on a showing by the Participant of an immediate and heavy financial need that cannot be met from other resources that are reasonably available to the Participant, a Participant shall be permitted, on Timely Notice, to make a withdrawal of an amount not exceeding the lesser of (i) the amount needed to satisfy such need, including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal, or (ii) 100% of the Participant's Deposit Account, less any earnings credited thereto on or after January 1, 1989. The amount of taxes reasonably anticipated to result from any withdrawal shall be determined pursuant to rules established by the Benefits Administration Committee, in its sole discretion.

         (b) For purposes of this Section, "an immediate and heavy financial need" shall be deemed to exist if the distribution is on account of:

             (i) Expenses for medical care described in Code Section 213(d) previously incurred by the Participant, the Participant's spouse, or any dependent of the Participant (as defined in Code Section 152) or necessary for any such person to obtain such medical care;

             (ii) Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

             (iii) Payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, the Participant's spouse, children or dependents (as defined in Code Section 152);

             (iv) Payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage on that residence; or

             (v) Other events provided for in revenue rulings, notices or other documents of general applicability published by the Commissioner of Internal Revenue, or determined by the Benefits Administration Committee, on a uniform and nondiscriminatory basis, to be of a character that is similar to the needs described in (i) - (iv) above.

         (c) In order to demonstrate that a need cannot be met from other resources, the Participant may be required to provide such documents or information as the Benefits Administration Committee may require and to certify that the need cannot be relieved (i) through reimbursement from insurance, (ii) by reasonable liquidation of assets, (iii) by cessation of Participant Deposits under the Plan, or (iv) by other withdrawals under or loans from this or any other plan or a loan from a commercial lender, on reasonable terms.

         (d) The withdrawal shall be permitted only if the Participant has first withdrawn or borrowed all amounts available to him under this or any other Employer plan. The Participant's Participant Deposits shall be suspended for a period of 12 months following such withdrawal. The amount which the Participant may contribute as Participant Deposits for the Plan Year following such withdrawal shall not exceed the amount described in
   Section 3.02(d)(i), reduced by the amount of the Participant's actual Participant Deposits for the Plan Year in which the withdrawal occurred.

         (e) Distributions pursuant to this Section shall be made as soon as administratively feasible after the withdrawal is approved.

         (f) Distributions under this Section shall be subject to the spousal consent rules of Section 6.02(d) if applicable.

         Section 7.02. Withdrawal After Age Fifty-Nine and One-Half. A Participant who has attained the age 59-1/2 may elect, on Timely Notice, to withdraw any part of all of the balances credited to his Participant Deposits Account; provided that any spousal consent required pursuant to
   Section 6.02(d) is obtained. Distribution pursuant to this Section shall occur as soon as administratively feasible after the Valuation Date which next follows the date on which such election is made.

         Section 7.03. Withdrawal from Participant Contributions Account. (a) A Participant may at any time before termination, but not more often than once in any six month period, elect to withdraw any portion of his Participant Contributions Account; provided that any spousal consent required pursuant to Section 6.02(d) is obtained.

         (b) In the event that a Participant makes a withdrawal from his Participant Contributions Account, he shall be required to suspend Participant Contributions in accordance with Section 3.03 and shall not be permitted to resume Participant Contributions, in accordance with Section 3.03, prior to the expiration of a period of six months from the date of such withdrawal.

         Section 7.04. Rollovers from Other Plans. A Participant may not generally withdraw amounts rolled over to this Plan from another plan; provided that, if such amounts have been rolled over from another plan of an Employer or Affiliate, (i.e., into a "Special Account"), such amounts may be withdrawn once each three months to the extent such amounts are attributable to after-tax contributions and in accordance with Article VII in all other respects. Any such distributions shall be subject to the spousal consent rules of Section 6.02(d) if applicable.

         Section 7.05. Miscellaneous. In the event of the death of a Participant after his election to make a withdrawal under this Article VII, but prior to distribution thereof, the withdrawal election shall be deemed revoked.

                       ARTICLE VIII.  PLAN ADMINISTRATION

         Section 8.01. Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration. The Board, Benefits Administration Committee and Trustee shall be "Named Fiduciaries" within the meaning of
   Section 402(a)(2) of ERISA. The Named Fiduciaries shall have only those specific powers, duties, responsibilities and obligations as are specifically given them under this Plan or a Trust Agreement. In general, the Board shall have the sole authority to appoint and remove the Trustee and the members of the Benefits Administration Committee, and to amend or terminate the Plan in whole or in part. The Benefits Administration Committee shall have the sole responsibility for the administration of this Plan, which responsibility is specifically described in this Plan, for appointing and removing any Investment Managers, for monitoring the performance of the Trustee and any Investment Managers, and for determining a funding policy and investment objectives for the Plan. The Trustee shall have the sole responsibility for the administration of a Trust Agreement and the management of the assets held thereunder, except to the extent such responsibility is delegated to any Investment Managers in accordance with such Trust Agreement. Each Named Fiduciary may rely upon any direction, information or action of any other Named Fiduciary as being proper, and is not required to inquire into the propriety of any such direction, information or action. It is intended under this Plan that each Named Fiduciary shall be responsible for the proper exercise of his own powers, duties, responsibilities and obligations under this Plan and shall not be responsible for any act or failure to act of another Named Fiduciary. An individual may serve in more than one fiduciary capacity hereunder.

         Section 8.02. Benefits Administration Committee. (a) The general responsibility for carrying out the provisions of the Plan shall be placed in a Benefits Administration Committee of not less than three officers, directors, or employees of the Employers or any Affiliate thereof appointed from time to time by the Board. The Benefits Administration Committee shall be deemed the Plan Administrator under ERISA. The Benefits Administration Committee may appoint from its members such officers and/or subcommittees with such powers as it shall determine and may authorize one or more of its members or any agent to execute or deliver any instrument or make any payment on its behalf. The Benefits Administration Committee may allocate any fiduciary responsibility to one or more of its members and delegate any fiduciary responsibility to any other person or persons.

         (b) The Benefits Administration Committee shall hold meetings upon such notice, at such place and at such times as it may from time to time determine. A meeting may be held in any manner as may be determined by the Benefits Administration Committee, but in any event, where all members are not physically present, the actions of the Benefits Administration Committee shall be reduced to writing and sent to all members within ten (10) days of the date of such meeting.

         (c) A majority of the Benefits Administration Committee shall constitute a quorum, and any action which the Plan authorizes or requires the Benefits Administration Committee to take shall require the written approval or the affirmative vote of a majority of its members.

         (d) Members of the Benefits Administration Committee shall not be paid any compensation from the assets of the Plan.

         (e) Subject to the provisions of the Plan, the Benefits Administration Committee may from time to time establish rules for the transaction of its business. The determination of the Benefits Administration Committee as to any disputed question pertaining to the Plan shall be conclusive.

         (f) Any member of the Benefits Administration Committee may resign by delivering his written resignation to the Board. Any member of the Benefits Administration Committee may be removed by the Board, and such removal shall be effective at such time as is provided for by the Board. Notice of such removal shall be conveyed to the member so removed in the manner provided by the Board.

         (g) In addition, the Benefits Administration Committee shall have the following specific duties and responsibilities under the Plan:

             (i) to determine a funding policy and investment objectives in accordance with Section 4.02 herein; provided, however, that in accomplishing the foregoing, the Benefits Administration Committee shall not be deemed to be superseding, restricting or otherwise modifying the exclusive investment authority and discretion that may have been delegated to the Trustee or any Investment Managers;

             (ii) to adopt such procedures as the Benefits Administration Committee may deem appropriate and advisable to monitor and review the performance of any Investment Managers so as to determine whether the Plan assets have been managed in accordance with the funding policy and objectives established by the Benefits Administration Committee and with the requirements relating to the fiduciary duties and responsibilities to exercise prudence, to diversify investment of Plan assets and to refrain from engaging in certain "prohibited transactions" that are detailed in ERISA;

             (iii) to obtain such periodic written reports or other accounting as the Benefits Administration Committee may desire from such Investment Managers in regard to the performance of their respective delegated duties and responsibilities and to meet semiannually, or at such other intervals as the Benefits Administration Committee may determine, with such Investment Managers for the purpose of reviewing and evaluating such reports or other accountings with them;

             (iv) to establish administrative procedures to protect the confidentiality of Participants' decisions with respect to the investment of their Accounts in the Company Stock Fund and to their directions to the Trustee concerning the exercise of shareholder rights with respect to shares of Company Stock allocated to their Accounts and monitor the implementation of such procedures to insure that they are being followed;

             (v) to prepare a written report with respect to the Benefits Administration Committee's review and evaluation of the performance of such Investment Managers, including therein any findings and conclusions of the Benefits Administration Committee concerning the propriety and/or advisability of either retaining or removing and replacing any such Investment Manager, such report to be made at least annually and at such other time that the Benefits Administration Committee deems necessary and advisable;

             (vi) to monitor the performance of the Trustee on an annual or more frequent basis as the Board deems necessary and advisable and to report its recommendations to the Board;

             (vii)    to formulate, issue and apply rules and regulations;

             (viii)   to interpret and apply the provisions of the Plan;

             (ix)     to make appropriate determinations and calculations;

             (x) to authorize and direct distributions or benefit payments;

             (xi)     to adopt and prescribe the use of necessary forms; and

             (xii) to prepare and file reports, notices, and any other documents relating to the Plan which may be required by law.

         The Benefits Administration Committee shall exercise any authority allocated to it hereunder in any manner consistent with ERISA and the applicable provisions of the Plan.

         Section 8.03. Use of Professional Services. (a) The Benefits Administration Committee may retain counsel, employ agents and provide for clerical, accounting and actuarial services as it may require.

         Section 8.04. Fees and Expenses. Where the Benefits Administration Committee utilizes services as provided in Section 8.03, it shall review the fees and other costs for these services and shall authorize the payment of such fees and costs. Such fees and costs and other expenses incurred by the Benefits Administration Committee or its members or authorized by the Benefits Administration Committee shall be paid by the Employers or from the Plan assets as determined by the Benefits Administration Committee.

         Section 8.05 Claims Procedure. A Participant, Spouse or beneficiary may file with the Benefits Administration Committee a claim with respect to a benefit payable from the Plan. Any such claim shall be filed in writing stating the nature of the claim, the facts supporting the claim, the amount claimed and the name and address of the claimant. Such claims shall be referred to one member of the Benefits Administration Committee who shall prepare an appropriate response. Such Benefits Administration Committee member within ninety (90) days (or 180 days if special circumstances require an extension of time for processing the claim and the Benefits Administration Committee notifies the claimant of such extension prior to ninety (90) days from the date of the initial filing of the claim) after receipt of the notice, shall render a written decision on the claim. If the claim shall be denied, either in whole or in part, the decision shall include the specific reason or reasons for the denial; specific reference to the pertinent Plan provision or provisions which is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation why the information or material is necessary; and appropriate information as to the steps to be taken if the Participant, Spouse or beneficiary wishes to appeal the Benefits Administration Committee's decision. The claimant may file with the Benefits Administration Committee, within sixty (60) days after receiving such notification from him, a written notice of request for review of the decision. The review shall be made by two members of the Benefits Administration Committee, neither of whom shall be the member responding to the initial claim. In order that the Benefits Administration Committee may expeditiously decide such appeal, the written notice of appeal should contain (i) a statement of the ground(s) for the appeal, (ii) a specific reference to the pertinent Plan provision or provisions on which the appeal is based, (iii) a statement of the argument(s) and authority (if any) supporting each ground for the appeal, and (iv) any other pertinent documents or comments which the claimant desires to submit in support of his appeal. The Benefits Administration Committee shall render a written decision on the claim which shall include the specific reasons for the decision and a reference to the pertinent Plan provisions on which the decision was based within sixty (60) days (or 120 days if special circumstances require an extension of time for processing the claim and the Benefits Administration Committee notifies the claimant of such extension prior to sixty (60) days from the date of the initial filing of the claim) after receipt of the documents requested for review. A copy of the Benefits Administration Committee's decision shall be mailed promptly to the claimant. If a Participant, Spouse or beneficiary shall not file written notice with the Benefits Administration Committee at the times set forth above, the Participant, Spouse, or beneficiary shall have waived all benefits other than as set forth in the notice from the Benefits Administration Committee.

         The foregoing claims procedure shall be the only method by which claims of Participants, former Participants, Spouses, or beneficiaries shall be decided under this Plan. Oral communications by potential claimants to the Benefits Administration Committee or its delegate shall have no force and effect hereunder.

         Section 8.06. Trustee's Responsibilities. The duties, authority and responsibility of any Trustee, insurance company, Investment Manager or other person handling all or any part of the Plan assets shall include and be limited to the duties, authority, and responsibility expressly set forth in a written agreement between the Benefits Administration Committee or Company and any such Trustee, insurance company, Investment Manager or other person.

         Section 8.07. Fiduciary Insurance and Indemnification. The Company or any affiliated corporation shall maintain and keep in force such insurance as the Benefits Administration Committee shall determine to insure and protect the directors, officers, employees of the Company or any affiliate thereof and any appropriately authorized delegates or appointees of them against any and all claims, damages, liability, loss, cost or expense (including attorneys' fees) arising out of or resulting from (including failure to act with respect to) any responsibility, duty, function or activity of any such person in relation to the Plan, including without limitation, the Benefits Administration Committee, the members of the Benefits Administration Committee and directors, officers and employees of the Employers or any subsidiary or affiliate thereof performing responsibilities, duties, functions, and/or actions at the direction or under the authority of any of the foregoing.

         In lieu of and/or as a supplement and in addition to the insurance referred to in the foregoing sentence, the Employers and any affiliated corporation shall indemnify and hold harmless its directors, officers and employees against any and all claims, damages, liability, loss, cost or expense (including attorneys' fees) arising out of or resulting from (including failure to act with respect to) any responsibility, duty, function or activity of any such person in relation to the Plan (or Trust Agreement, if applicable) including without limitation the Benefits Administration Committee, the members of the Benefits Administration Committee and directors, officers and employees of the Employers or any affiliate thereof performing responsibilities, duties, functions and/or actions at the direction or under the authority of any of the foregoing; provided, however, that no such indemnification shall extend to any matter as to which it shall have been adjudged by any court of competent jurisdiction that such person or persons have acted in bad faith or was guilty of gross negligence in the performance of his or their duties unless such Court shall, in view of all the circumstances of the case, determine that such person is fairly and reasonably entitled to indemnification.

         Section 8.08. Agent for Service of Process. The Benefits Administration Committee is hereby designated as the agent for service of legal process with respect to all matters pertaining to the Plan.

         Section 8.09.      Allocation of Fiduciary Responsibility.  This
   Article V provides for "Named Fiduciaries" as required by Section 402(a)(1) of ERISA and a procedure for the allocation of responsibilities as required by Section 402(b)(2) of ERISA. If the Board or Benefits Administration Committee allocates responsibility as herein provided, such Named Fiduciaries shall not be responsible for the actions of the person(s) to whom the responsibility is allocated except as provided in
   Section 405(c)(2) of ERISA. However, if the Benefits Administration Committee delegates duties hereunder, such delegation shall be made subject to the express condition that the Benefits Administration Committee retains full and exclusive authority over and responsibility for any activities of such person or persons.

         Section 8.10. Selection of Investment Managers. If the Benefits Administration Committee appoints one or more Investment Managers pursuant to Section 8.01 hereof, upon the acceptance by the Investment Manager of the fiduciary duty incident to such appointment, such manager shall be solely liable for all investment actions taken concerning the Plan assets which are subject to his management. The Benefits Administration Committee shall monitor the investment performance of the investment manager(s) with respect to the Plan assets in accordance with the procedure set forth in Section 8.02 hereof.

         Section 8.11. Liability for Breach of Co-Fiduciary. The members of the Board and the Benefits Administration Committee shall not be liable for the acts of commission or omission of another fiduciary unless (i) such member knowingly participated or knowingly attempted to conceal the act or omission of another fiduciary and he knew the act or omission was a breach of fiduciary responsibility by the other fiduciary; or (ii) such member has knowledge of a breach by the other fiduciary and shall not make reasonable efforts to remedy the breach; or (iii) such member's breach of his own fiduciary responsibility permitted the other fiduciary to commit a breach.

         Section 8.12. Communications. All requests, appeals, elections and other communications to the Benefits Administration Committee shall be in writing and shall be made by transmitting the same via the U.S. Mail, certified, return receipt requested, addressed as follows:

             Johnson Controls
             Northern New Mexico, L.L.C.
             7315 North Atlantic Avenue
             Cape Canaveral, FL  32920
             Attention:  Benefits Administration Committee

                     ARTICLE IX.  AMENDMENTS AND TERMINATION

         Section 9.01. Amendments and Termination. (a) While it is intended that the Plan shall continue in effect indefinitely, the Board may from time to time modify, alter or amend the Plan, and may at any time order the temporary suspension or complete discontinuance of Employer contributions or may terminate the Plan, provided, however, that

             (i) no such action shall make it possible for any part of the Plan assets (except such part as is used for the payment of expenses) to be used for or diverted to any purpose other than for the exclusive benefit of Participants or their Beneficiaries and the defraying of the reasonable expenses of administering and winding up the Plan,

             (ii) no such action shall adversely affect the rights or interests of Participants theretofore vested under the Plan,

             (iii) in the event of termination of the Plan or complete discontinuance of Employer contributions hereunder, all rights and interests of Participants not theretofore vested shall become vested as of the date of such termination or complete discontinuance.

         (b) Nothing herein shall be construed to prevent any modification, alteration or amendment of the Plan which is required in order to comply with the provision of any law or regulation relating to the establishment or maintenance of this Plan, including but not limited to the establishment and maintenance of the Plan as a qualified employee plan under the Code, even though such modification, alteration, or amendment is made retroactively or adversely affects the rights or interests of a Participant under the Plan. The power to amend the Plan which is reserved to the Board shall include the right to amend the Plan at any time to provide a life annuity form of distribution.

                            ARTICLE X.  MISCELLANEOUS

         Section 10.01. Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between an Employer and a Participant, or as a right of any Participant to be continued in the employment of his Employer, or as a limitation of the right of an Employer to discharge any Participant with or without cause.

         Section 10.02. Rights to Plan Assets. (a) No participant or any other person shall have any right to, or interest in, any part of the Plan assets upon termination of his employment or otherwise, except as provided from time to time under this Plan, and then only to the extent of the amounts due and payable to such person out of the assets of the Plan. All payments as provided for in this Plan shall be made solely out of the assets of the Plan and neither the Employers, the Trustee, nor any member of a Benefits Administration Committee shall be liable therefor in any manner.

         (b) The Employers shall have no beneficial interests of any nature whatsoever in any Employer contributions after the same have been received by the Trustee, or in the assets, income or profits of the Plan or any part thereof. However, Employer contributions hereunder are conditioned upon their deductibility under Code Section 404. To the extent a tax deduction for any Employer contribution is disallowed, such contribution shall be returned to the Employers within 1 year after such disallowance. In addition, if the Internal Revenue Service initially determines that the Plan, or any part thereof, fails to qualify under Code
   Section 401(a), any contributions that have been made shall be returned to the Employers within 1 year following such determination.

         Section 10.03. Non-Recommendation of Investment. The availability of any security hereunder shall not be construed as a recommendation to invest in such security. The decision as to the choice of investment of a Participant's Accounts must be made solely by each Participant, and no officer or employee of any Employer or the Trustee is authorized to make any recommendation to any Participant concerning the allocation of his Accounts hereunder.

         Section 10.04. Indemnification of Benefits Administration Committee. The Company shall indemnify each member of the Benefits Administration Committee and the Board and hold each of them harmless from the consequences of his acts or conduct in his official capacity, if he acted in good faith and in a manner he reasonably believed to be solely in the best interests of the Participants and their beneficiaries, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. Such indemnification shall cover any and all attorneys' fees and expenses, judgments, fines and amounts paid in settlement, but only to the extent that such amounts are not paid to such person(s) under the Company's fiduciary insurance policy and to the extent that such amounts are actually and reasonably incurred by such person(s).

         Section 10.05. Non-Alienation. (a) Except as otherwise provided in subsection (b), no right or interest of any Participant or Beneficiary in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, either voluntary or involuntary, prior to actual receipt of payment by the person entitled to such right or interest under the provisions hereof, and any such disposition or attempted disposition shall be void.

         (b) Notwithstanding anything herein to the contrary, the Plan shall recognize and give effect to a qualified domestic relations order with respect to child support, alimony payments, or marital property rights if it determines that such order meets the applicable requirements of Code Section 414(p). If a qualified domestic relations order so directs, distribution may be made to an alternate payee designated in such order at a time not permitted for distribution to the Participant himself, provided the amount thereof does not exceed the amount specified in
   Section 7.03(a). The Benefits Administration Committee shall establish procedures concerning the notification of interested parties, the determination of the validity of such orders, the determination of the source of funds to be used to provide for distribution pursuant to such orders, and such other issues as may be necessary or appropriate to deal with such orders in a uniform and nondiscriminatory manner.

         Section 10.06. Facility of Payment. (a) In the event that any person who is entitled to benefits hereunder cannot be located despite reasonable and diligent efforts to do so, then such person's benefits shall be automatically forfeited as of the last day of the Plan Year next following the year in which such benefits became payable; provided, however, in the event that such person subsequently makes a claim for such forfeited benefits prior to the termination of the Plan, such benefits shall be reinstated.

         (b) In the event the Benefits Administration Committee shall find that any Participant to whom a benefit is payable is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother or sister or other person deemed by the Benefits Administration Committee to have incurred expense for such Participant otherwise entitled to payment. Any such payment shall be a payment for the account of the Participant and shall be in complete satisfaction and full payment of the Participant's Accounts hereunder. In addition, if any benefits are improperly paid to the estate, spouse, parent, brother or sister or other person for the account of the Participant by reason of mistake of fact, any such payment shall be deemed (i) a payment for the account of the Participant or his Spouse, and (ii) in complete satisfaction and full payment of the Participant's Accounts hereunder.

         Section 10.07 Transfers from Other Qualified Plans. There may be transferred to and deposited with the Trustee to be held, invested and distributed in accordance with the provisions of the Plan and as an integral part of the assets held by the Trustee thereunder, assets subject to any other defined contribution plan qualified under Code Section 401(a) which is maintained by an Employer and is merged into the Plan. Such transfer and merger shall be affected on such other terms and conditions as may be determined by the Board.

         Section 10.08. Mergers, Consolidations and Transfers of Plan Assets. In the case of any merger or consolidation with, or transfer of assets or liabilities to or from any other plan, each Employee in the Plan must be entitled (if the Plan then terminated) to receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

         Section 10.09. Fiduciaries. Any person may serve in more than one fiduciary capacity with respect to the Plan. Any fiduciary hereunder, as an individual, may employ such legal, actuarial, accounting or other assistant he may deem necessary to fulfill his obligations hereunder, which assistants may be those consulted by any Employer, the Trustee, the Plan or other fiduciaries.

         Section 10.10 Top-Heavy Restrictions. (a) The Plan shall be a "Top-Heavy Plan" for any Plan Year if either of the following conditions applies:

             (i) The Top-Heavy Ratio for the Plan exceeds 60% and the Plan is not part of any Required Aggregation Group or Permissive Aggregation Group having a Top-Heavy Ratio of 60% or less.

             (ii) The Plan is part of a Required Aggregation Group having a Top-Heavy Ratio which exceeds 60% and is not part of a Permissive Aggregation Group having a Top-Heavy Ratio of 60% or less.

   If the Plan is a Top-Heavy Plan in any Plan Year the provisions of this
   Section 11.12 shall supersede any conflicting provisions of the Plan. The provisions of this Section 11.12 are intended to comply with Code Section 416 and the regulations promulgated thereunder. If there is any discrepancy between the provisions of this Section 11.12 and the provisions of Code Section 416 or the Income Tax Regulations thereunder, such discrepancy shall be resolved by the Benefits Administration Committee so as to comply with Code Section 416 and the regulations.

         (b) Solely for purposes of this Section, the following terms shall have the meanings set forth below:

             (i) "Key Employee" means any employee or former employee (and the beneficiary of such employee) whose status as an officer or owner of the Employer makes him a "key employee" as determined in accordance with Code Section 416(i)(1) and the regulations thereunder.

             (ii) "Determination Date" means the last day of the preceding Plan Year.

             (iii) "Top-Heavy Ratio" means a fraction, the numerator of which is the sum of account balances under any defined contribution plans maintained by the Employer for all Key Employees and the present value of accrued benefits under any defined benefit plans maintained by the Employer for all Key Employees and the denominator of which is the sum of the account balances under such defined contribution plans for all Participants and the present value of accrued benefits under such defined benefit plans for all Participants. Both the numerator and denominator of the Top-Heavy Ratio shall be adjusted for any distribution of an account balance or an accrued benefit made in the 5-year period ending on the Determination Date and any contribution due but unpaid as of the Determination Date. For purposes of calculating the Top-Heavy Ratio, (A) the value of account balances and the present value of accrued benefits shall be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date and
                      (B) the account balances and present values of accrued benefits of a Participant who is not a Key Employee but who was a Key Employee in a prior year shall be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers and transfers are taken into account, will be made in accordance with Code Section 416 and the regulations thereunder. When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year. The present value of accrued benefits shall be determined pursuant to Code Section 416(g) using a 5% interest assumption and the UP-1984 Mortality Table.

             (iv) "Permissive Aggregation Group" means the Required Aggregation Group of plans plus any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410.
             (v) "Required Aggregation Group" means (A) each qualified plan of the Employer in which at least one Key Employee participates and (B) any other qualified plan of the Employer which enables a plan described in (i) to meet the requirements of Code Sections 401(a)(4) and 410.

             (vi) "Valuation Date" means (A) in the case of a defined contribution plan, the Determination Date and (B) in the case of a defined benefit plan, the date as of which funding calculations are generally made within the 12-month period ending on the Determination Date.

             (vii) "Employer" means the employer or employers whose employees are covered by this Plan and any other employer which must be aggregated with any such employer under Code Section 414(b), (c) and (m).

         (c) For any year in which the Plan is a Top-Heavy Plan, the employer-derived accrued benefit on a life-only basis commencing at the normal retirement age of employee whose employment has not terminated at the end of the Plan Year and who is not a Key Employee shall be at least equal to a percentage of the highest average compensation (as defined in Code Section 415) for 5 consecutive years, excluding any years after such Plan permanently ceases to be a Top-Heavy Plan, such percentage being the lesser of (i) 20% or (ii) 2% times the years of service credited for vesting purposes under the Plan for service during all Plan Years during which this is a Top-Heavy Plan.

         (d) If the Employer maintains a defined benefit plan and a defined contribution plan which both cover one or more of the same Key Employees and, if such plans are Top-Heavy, then the limitation stated in a separate provision of this Plan with respect to the Code Section 415(e) maximum benefit limitations shall be deemed to refer to a 1.0 adjustment on the dollar limitation rather than a 1.25 adjustment. This provision shall not apply if the Top-Heavy Ratio is less than 90% and if the minimum benefit requirements of subsection (e) are met when 2% is changed to 3% and 20% is changed to an amount not greater than 30% which equals 20% plus 1% for each year this is a Top-Heavy Plan. If the highest rate allocated to a Key Employee is less than 3%, amounts contributed as a result of any salary reduction agreement made by any Key Employee pursuant to any defined contribution plan maintained by an Employer shall be treated as a portion of the allocation made pursuant to subsections (d) and (e) of this
   Section 11.12.

         (e) The provisions of this Section 11.12 are intended to comply with Code Section 416 and the regulations promulgated thereunder. If there is any discrepancy between the provisions of this Section 11.12 and the provisions of Code Section 416 or the Income Tax Regulations thereunder, such discrepancy shall be resolved by the Benefits Administration Committee so as to comply with Code Section 416 and the regulations.